Exhibit 99.7

FREQUENTLY ASKED QUESTIONS — MANAGERS (Internal Use Only)	November 14, 2019

Q:           Why is this transaction a good thing for employees?

A:            As a result of this transaction, Ribbon will become a larger, more formidable US-based company with anticipated combined annual revenue of over $900 million serving the needs of carriers and enterprises around the world.  With this greater scale will come greater opportunity for our employees to further develop skills of value to the market in leading edge technologies.  ECI has developed a world class set of products and solutions for packet optical networking that are 5G-ready; we anticipate that the next big investment wave in communications will be centered around 5G.  This focus, coupled with Ribbon’s global customer relationships and 5G analytics and security solutions, will make the company a major player in this exciting new market.  Again, we believe that our employees will benefit from being part of a growing company that is participating directly in the development of 5G and the new services it will enable.

Q:           How are we explaining this proposed merger to customers?

A:            While more details will be shared following the close of the transaction, both companies are committed to ensuring that the best solutions are provided to customers and partners. Until closing, the two companies will remain separate and must continue operating as usual — it is not appropriate for the companies to work together on specific customer contracts or opportunities until the transaction closes.  Additional information will be available after the close of the transaction.

Q:           What changes can we expect?

A:            For now, it is business as usual. Ribbon and ECI will continue to operate independently until the close of the transaction.  After the close, we will communicate more on how we will integrate. We expect the transition to be smooth.

Q:           Will our benefits coverage change?  What about compensation?

A:            You will continue to receive the same pay and benefits coverage from Ribbon; there will be no changes at this time. Once the transaction is closed, any updates will be communicated, as appropriate, in normal course.

Q:           What will the combined company’s name be and when will we see the new organizational structure?

A:            The Ribbon name will continue to be used for the combined company’s name once the transaction is closed (expected to be in the first quarter of 2020).  Each company will run its business independently through closing of the transaction.  Any changes to be implemented to the organizational structure of the combined business will be shared and made after the transaction closes.

Q:           Where can I go if I have more questions?

A:            Please do not hesitate to contact your direct manager with any questions you may have.

Q:           What if I have a question my manager can’t answer?

A:            As always, you should feel free to reach out to your HR contact.

Function/Leader	HRBP	HRBP Contact
Products & Supply Chain (T.Scarfo)	Tracey Spirito	tspirito@rbbn.com
CTO/Ribbon Protect (K.Riley)	Tracey Spirito	tspirito@rbbn.com
Sales & Operations (S.Bruny)	Tracy Flory	tflory@rbbn.com
Marketing, IT, Real Estate (P.Joggerst)	Marybeth Smith	masmith@rbbn.com
Global Product Support (T.Scarfo/D.Murphy)	Marybeth Smith	masmith@rbbn.com
Finance (D.Raiford)	Sharyn Congdon	shcongdon@rbbn.com
Kandy (T.Scarfo/S.Gera)	Sharyn Congdon	shcongdon@rbbn.com
India	Swarna Latha	slatha@rbbn.com
APAC	Beth Tan	eatan@rbbn.com
CALA & Spain	Mauricio Vasquez-Leduc	Mvasquezleduc.com
EMEA	Nilly Shpigel	Nshpigel@rbbn.com
Canada	Sharyn Congdon	shcongdon@rbbn.com

Q:           How will our systems be affected (email, phones, CRM, applications, intranet, etc.)?

A:            We do not expect there to be any changes to the Ribbon systems.

Q:           Will the SLT team be sharing information regularly on our strategies and plans related to the merger?

A:            For now, it is business as usual.  We will of course share any updates along the way as appropriate.  Once we have closed, the combined leadership team will establish a regular cadence for communications.

Q:           Can I start talking to my peers at the other company?

A:            Please refrain from talking to peers at the other company until after closing.  At that time, we will provide more details about communication plans.

Q:           Where can I go for more information?

A:            Ribbon and ECI will leverage their respective Intranet sites with any additional relevant information.  Please also refer to Ribbon’s filings with the SEC regarding the proposed transaction.

Important Additional Information Will be Filed with the SEC

Ribbon Communications Inc. (“Ribbon”) will file with the United States Securities and Exchange Commission (the “SEC”) a proxy statement of Ribbon relating to a special meeting of Ribbon’s stockholders (the “proxy statement”). SHAREHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT RIBBON, ECI TELECOM GROUP LTD. (“ECI”), THE PROPOSED TRANSACTIONS AND RELATED MATTERS.  Shareholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the parties through the website maintained by the SEC at www.sec.gov.  In addition, investors and shareholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the parties on Ribbon’s website at investors.ribboncommunications.com.

Participants in the Solicitation

Ribbon and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Ribbon in respect of the proposed transactions contemplated by the proxy statement.  Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the shareholders of Ribbon, respectively, in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement when it is filed with the SEC.  Information regarding Ribbon’s directors and executive officers is contained in Ribbon’s Annual Report on Form 10-K/A for the year ended December 31, 2018 and its Proxy Statement on Schedule 14A, dated April 25, 2019, which are filed with the SEC.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Forward-Looking Statements

This communication contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Ribbon and ECI, the proposed transactions and other matters.  These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of Ribbon and ECI as well as assumptions made by, and information currently available to, such management.  Forward-looking statements may be accompanied by words such as “aim,” “anticipate,” “believe,” “seek,” “see,” “plan,” “could,” “would,” “should,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “will,” “possible,” “potential,” “predict,” “project,” “target” or similar words, phrases or expressions, and include statements regarding the anticipated benefits of the merger with ECI, anticipated timing of closing of the merger, and Ribbon’s and ECI’s anticipated combined annual revenue, total number of countries in which their customers operate and total number of employees worldwide.  These forward-looking statements are subject to various risks and uncertainties, many of which are outside the parties’ control, such as statements about the consummation of the proposed transaction.  Therefore, you should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include failure to consummate the proposed transaction; failure to make or take any filing or other action required to consummate the proposed transaction in a timely matter or at all; failure to obtain applicable regulatory or shareholder approvals in a timely manner or otherwise; failure to satisfy other closing conditions to the proposed transactions; risks that the new businesses will not be integrated successfully or that the combined companies will not realize estimated cost savings; failure to realize anticipated benefits of the combined operations; potential litigation relating to the proposed transaction and disruptions from the proposed transaction that could harm Ribbon’s or ECI’s business; reductions in client spending, a slowdown in client payments and changes in client requirements; ability to hire and retain key personnel; the potential impact of announcement or consummation of the proposed transaction on relationships with third parties, including clients, employees and competitors; ability to attract new clients and retain existing clients in the manner anticipated; reliance on and integration of information technology systems; changes in legislation or governmental regulations affecting the companies; international, national or local economic, social or political conditions that could adversely affect the companies or their clients; conditions in the credit markets; risks associated with assumptions the parties make in connection with the parties’ critical accounting estimates and legal proceedings; and the parties’ international operations, which are subject to the risks of currency fluctuations and foreign exchange controls.  The foregoing list of factors is not exhaustive.  All of our forward-looking statements involve risks and uncertainties (some of which are significant or beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.  Unlisted factors may present significant additional obstacles to the realization of forward looking statements.  Accordingly, there is no assurance that the expectations of Ribbon or ECI will be realized.  Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Ribbon’s or ECI’s consolidated financial condition, results of operations or liquidity.  You should carefully consider the foregoing factors and the other risks and uncertainties that affect the parties’ businesses, including those described in Ribbon’s Annual Report on Form 10-K/A, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the SEC.  We wish to caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof.  We undertake no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of any changes in circumstances or new information, future events or otherwise, except to the extent required by securities and other applicable law.